Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

STAFFING 360 SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Units, each unit consisting of (i) one share of common stock, par value $0.00001 per share, and (ii) one common warrant to purchase one share of common stock(3)	457(o)			$10,000,000.00	$0.00011020	$1,102.00
Fees to be paid	Equity	Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of common stock, par value $0.00001 per share, and (ii) one common warrant (3)	457(o)			(3)
Fees to be paid	Equity	Shares of common stock, par value $0.00001 per share, included in the units				Included above	-	-
Fees to be paid	Equity	Common warrants included in the units and pre-funded units				(4)	-	-
Fees to be paid	Equity	Pre-funded warrants included in the pre-funded units				(4)	-	-
Fees to be paid	Equity	Shares of common stock, par value $0.00001 per share, issuable upon exercise of the common warrants included in the units and prefunded units	457(o)			Included above	-	-
Fees to be paid	Equity	Shares of common stock, par value $0.00001 per share, issuable upon exercise of the pre-funded warrants included in the pre-funded units	457(o)			Included above
Fees to be paid	Equity	Placement Agent Warrants	457(g)			(5)	-	-
Fees to be paid	Equity	Shares of common stock, par value $0.00001 per share, issuable upon exercise of the Placement Agent Warrants	457(o)			$468,750.00		$51.66
		Total Offering Amounts				$10,468,750.00		$1,153.66
		Total Fees Previously Paid						$-
		Total Fee Offsets						$-
		Net Fee Due						$1,153.66

1.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

2.	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

3.	The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

4.	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the common warrants included in the units and pre-funded units and the pre-funded warrants included in the pre-funded units has been allocated to the shares of common stock underlying such common warrants and pre-funded warrants and those shares of common stock are included in the registration fee as calculated herein.

5.

Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of such warrants.